EXHIBIT 37


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                               RULES CONSTITUTING
                       THE OXFORD GLYCOSYSTEMS GROUP PLC
                            1994 SHARE OPTION SCHEME

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                       [Version 2 amended in August 1995]

                                Baker & McKenzie
                             100 New Bridge Street
                                London EC4V 6JA

                               Tel: 0171 919 1000
                               Fax: Q171 919 1999

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                                     INDEX

CLAUSE                                                                      PAGE

1.  Definitions ...........................................................    1

2.  Administration of the Scheme ..........................................    5

3.  Grant of Options ......................................................    6

4.  Transfer of Options ...................................................    7

5.  Limitations on Grants .................................................    7

6.  Special Provisions Applicable to Incentive Options ....................    8

7.  Exercise of Options ...................................................    9

8.  Takeovers and Liquidations ............................................   10

9.  Variation of Share Capital ............................................   12

10. Manner of Exercise of Options .........................................   12

11. Amendment of the Scheme ...............................................   13

12. Availability of Shares ................................................   13

13. Term of Scheme ........................................................   13

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                   RULES OF THE OXFORD GLYCOSYSTEMS GROUP PLC
                              SHARE OPTION SCHEME

1.          Definitions

In these Rules, unless the subject or context otherwise requires:

1.1.        "acting in concert"         shall be defined in accordance with the
                                        City Code on Takeovers and Mergers;

1.2.        "Adoption Date"             means the date on which the Scheme is
                                        approved by the Company at a general
                                        meeting of the Company or adopted by the Board, whichever date is earlier;

1.3.        "Associated Company"        has the same meaning as in Section 416
                                        of the Income and Corporation Taxes Act
                                        1988;

1.4.        "Auditors"                  means the auditors for the time being of
                                        the Company (acting as experts and not
                                        as arbitrators);

1.5.        "Board"                     means the board of directors of the
                                        Company;

1.6.        "Code"                      the United States Internal Revenue Code
                                        of 1986, as amended;

1.7.        "Committee"                 the committee of two or more
                                        non-Employee Board members appointed by
                                        the Board to administer the Scheme;

1.8.        "Company"                   means Oxford GlycoSystems Group PLC;

1.9.        "Control"                   has the same meaning as in Section 840
                                        of the Income and Corporation Taxes Act
                                        1988;

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1.10.       "Date of Grant"             means the date on which an Option is
                                        granted under the Scheme;

1.11.       "Eligible Person"           means any Employee or director of the
                                        Company or any Associated Company, or
                                        any individual who provides consultancy
                                        services to the Company or any
                                        Associated Company, but excluding
                                        directors of the Company who are not
                                        Employees of the Company or an
                                        Associated Company;

1.12.       "Employee"                  an individual who performs services
                                        while in the employment of the Company
                                        or any Associated Company, subject to
                                        the control and direction of the
                                        employing company not only as to the
                                        work to be performed but also as to the
                                        manner and method of performance;

1.13.       "Fair Market Value"         the fair market value per Share
                                        determined in accordance with the
                                        following provisions:

1.13.1. If the Shares (or any American Depository Shares representing the Shares) are not at the time listed or admitted to trading on any national securities exchange in the United States but are traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per Share (or per American Depository Share) on the date in question, as such price is reported by the National Association of Securities Dealers through the Nasdaq National Market or any successor system. If there is no reported closing selling price for the Shares (or for


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                                            the American Depository Shares
                                            representing the Shares) on the date
                                            in question, the closing selling
                                            price on the last preceding date for
                                            which such quotation exists shall be
                                            determinative of Fair Market Value;

1.13.2. If the Shares (or any American Depository Shares representing the Shares) are at the time listed or admitted to trading on any national securities exchange in the United States, the Fair Market Value shall be the closing selling price per Share (or per American Depository Share) on the date in question on the securities exchange determined by the Committee to be the primary market for the Shares (or for the American Depository Shares representing the Shares), as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Shares (or of the American Depository Shares representing the Shares) on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotations exists;

1.13.3. If the Shares (or any American Depository Shares representing the Shares) are on the date in question neither listed nor admitted to trading on any national securities


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                                            exchange in the United States nor
                                            traded on the Nasdaq National
                                            Market, then the Fair Market Value
                                            of the Shares on such date shall be
                                            determined by the Committee after
                                            taking into account such factors as
                                            the Committee shall deem
                                            appropriate;

1.14.       "Incentive Option"          an Option which satisfies the
                                        requirements of section 422 of the Code;

1.15.       "Limited"                   Oxford GlycoSystems Limited;

1.16.       "Non-Statutory Option"      an Option not intended to meet the
                                        requirements of section 422 of the Code;

1.17.       "Option"                    means a right to receive Shares granted
                                        (or to be granted) in accordance with
                                        these Rules;

1.18.       "Scheme"                    means the share option scheme
                                        constituted and governed by these Rules
                                        as from time to time amended;

1.19.       "Share"                     means an ordinary share in the capital
                                        of the Company;

1.20.       "Subscription Price"        means the price at which each Share
                                        subject to an Option may be acquired on
                                        the exercise of that Option, being the
                                        amount specified by the Committee in its sole discretion subject to Rule 3;

1.21.       "Subsisting Option"         means an Option which has neither lapsed
                                        nor been exercised;


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1.22.       "Termination Date"          the date referred to in Rule 13.

2.          Administration of the Scheme

2.1. The Scheme shall be administered solely and exclusively by the Committee. No non-Employee member of the Board shall be eligible to serve on the Committee if such individual has, within the relevant period designated below, been granted an option to acquire Shares under this Scheme or any other share option scheme of the Company or any Associated Company:

2.1.1. for each of the initial members of the Committee, the period commencing with the initial public offering in the United States of the American Depository Shares representing the Shares of the Company and ending with the date of his or her appointment to the Committee; or

2.1.2. for any successor or substitute member, the (12) twelve month period immediately preceding the date of his or her appointment to the Committee or (if shorter) the period commencing with the initial public offering in the United States of the American Depository Shares representing the Shares of the Company and ending with the date of his or her appointment to the Committee.

2.2. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

2.3. The Committee shall have full power and authority (subject to the express provisions of the Scheme) to establish rules and regulations for the proper administration of the Scheme and to make such determinations under, and issue such interpretations of, the provisions of the Scheme and any outstanding Option grants thereunder, as it may deem necessary and advisable. Decisions


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            of the Committee shall be final and binding on all parties who have an interest in the Scheme or any Option grant thereunder.

3.          Grant of Options

3.1. At any time after the Adoption Date, the Committee may in its absolute discretion grant Options to acquire Shares in the Company to any number of individuals who are Eligible Persons. Such Options may be either Incentive Options or Non-Statutory Options, at the Committee's discretion. The Committee shall also have full authority to determine:

3.1.1. whether the Option is to be an Incentive Option or a Non-Statutory Option;

3.1.2. the maximum number of Shares covered by the grant, provided that such number shall not be so large that the grant of an Option over that number of Shares would cause the limit specified in Rule 5 to be exceeded;

3.1.3. the time or times at which the Option is to become exercisable;

3.1.4. the maximum term of the Option, which shall not exceed 10 years;

3.1.5. the Subscription Price at which Shares may be acquired on the exercise of the Option (provided that, in the case of an Incentive Option, the Subscription Price shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant, and in the case of a Non-Statutory Option the Subscription Price shall not be less than 85% of the Fair Market Value of a Share on the Date of Grant).

[3.2. The Subscription Price may be denominated in sterling or in United States dollars.]


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3.3.        Options granted pursuant to Rule 3.1 above shall be subject to the provisions of these Rules including (in relation to Incentive Options) the provisions of Rule 6.

3.4. As soon as possible after Options have been granted the Committee shall issue a certificate of Option in respect of each Option in such form, not inconsistent with these Rules, as the Committee may determine. Each Option shall be granted under the Common Seal of the Company.

4.          Transfer of Options

No Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall cause the Option to lapse forthwith. Each option certificate shall carry a statement to this effect.

5.          Limitations on Grants

No Option shall be granted pursuant to Rule 3 above if such grant would result in the aggregate of:

5.11. the number of Shares over which Options have been granted under this Scheme (but excluding Options which have lapsed or been surrendered); and

5.2. the number of Shares for which individuals granted options under the Oxford Glycosystems Limited 1989 Share Option Scheme may be required by the Articles of Association of Limited to exchange shares in Limited acquired pursuant to the exercise of such options (but excluding such options which have lapsed or been surrendered)

exceeding 4,300,000 Shares.


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6.          Special Provisions Applicable to Incentive Options

6.1. The provisions specified in this Rule 6 shall be applicable to all Incentive Options granted under the Scheme. Incentive Options may only be granted to individuals who are Employees. Options which are specifically designated as Non-Statutory Options when granted under the Scheme shall not be subject to such provisions.

6.2. Dollar Limitation: The aggregate Fair Market Value (determined as of the respective Date or Dates of Grant) of the Shares for which one or more options granted to any Employee under this Scheme (or any other share option scheme of the Company or its Associated Companies) may for the first time become exercisable as incentive stock options under the United States Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as incentive stock options under the Federal tax laws shall be applied on the basis of the order in which such options are granted. Should the number of Shares for which any Incentive Option first becomes exercisable in any calendar year exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, then that Option may nevertheless be exercised in such calendar year for the excess number of shares as a non-statutory option under the Federal tax laws.

6.3. 10% Shareholder: If any individual to whom an Incentive Option is granted is the owner of Shares (as determined under section 424(d) of the Code) possessing ten per cent (10%) or more of the total combined voting power of all classes of shares of the Company or any one of its Associated Companies, then the exercise price per Share shall not be less than one hundred ten per cent (110%) of the Fair Market Value per Share on the Date of Grant and the option term shall not exceed five (5) years measured from the Date of Grant.


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6.4.        Except as modified by the preceding provisions of this Rule 6, the provisions of all other Rules of the Scheme shall apply to all Incentive Options granted hereunder.

7.          Exercise of Options

7.1. Subject to Rules 8 and 10 and Rule 7.2 below, any Option which has not lapsed may be exercised at the time or times specified by the Committee pursuant to Rule 3.1.3 above.

7.2.        An Option shall lapse on the earliest of the following events:

7.2.1. the end of the maximum term specified by the Committee pursuant to Rule 3.1.4;

7.2.2. six months after the Option holder's death (provided that an Option may be exercised only by the Option holder's personal representatives during this six month period, and only to the extent that it had become exercisable as at the date of death under the terms relating to the time or times of exercise originally imposed by the Committee pursuant to Rule 3.1.3);

7.2.3. six months after the date when the Option holder ceases to be a director, Employee, or consultant of the Company or any Associated Company by reason of

         7.2.3.1. injury or disability (evidenced to the satisfaction of the Board); or

         7.2.3.2. redundancy (within the meaning of the Employment Protection (Consolidation) Act 1978; or

         7.2.3.3. retirement at contractual retirement age or early retirement by agreement with the Company or any Associated Company; or


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         7.2.3.4.       the transfer of the undertaking or part-undertaking in
                        which the Option holder is employed, or to which the Option holder provides services, to a person other than the Company or any Associated Company; or

         7.2.3.5. the company for which, or to which, the Option holder provides services ceasing to be an Associated Company of the Company;

                  and is no longer continuing as a director, Employee or consultant (provided that the above-mentioned six month period shall be a period of twenty four months if, at the date in question, the Shares are not tradeable on any public stock exchange (including for this purpose the exchange known as NASDAQ);

7.2.4. the date when the Option holder ceases to be a director, Employee or consultant of the Company or any Associated Company for any reason other than one of the reasons referred to in Rule 7.2.3 above and is no longer continuing as a director, Employee or consultant of the Company or an Associated Company;

7.2.5. six months after the Option has become exercisable in accordance with Rules 8.1 or 8.2 or, in the case of Rule 8.3, the date when any person ceases to be bound or entitled as mentioned therein.

8.          Takeovers and Liquidations

8.1.        If any person obtains Control of the Company as a result of making:

8.1.1. a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or


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8.1.2.            a general offer to acquire all the shares in the Company which are of the same class as the Shares

            then any Subsisting Option may be exercised in full (regardless of the extent to which it had by then become exercisable under the terms relating to the time or times of exercise originally imposed by the Committee pursuant to Rule 3.1.3) within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. Provided that in the event of Rule 8.3 applying in relation to the same change of Control, the right to exercise a Subsisting Option under this Rule 8.1 shall terminate upon the person referred to in Rule 8.3 below ceasing to be bound or entitled as referred to in Rule 8.3.

8.2. If the Company passes a resolution for voluntary winding up, any Subsisting Option may be exercised in full (regardless of the extent to which it had by then become exercisable under the terms relating to the time or times of exercise originally imposed by the Committee pursuant to Rule 3.1.3) within six months of the passing of the resolution.

8.3. If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430 of the Companies 1985, then any Subsisting Option may be exercised in full (regardless of the extent to which it had by then become exercisable under the terms relating to the time or times of exercise originally imposed by the Committee pursuant to Rule 3.1.3) at any time when that person remains so bound or entitled.

8.4. For the purposes of this Rule 8, a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

8.5. The exercise of an Option pursuant to the preceding provisions of this Rule 8 shall be subject to the provisions of Rule 10 below.


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9.          Variation of Share Capital

In the event of any capitalization or rights issue or any consolidation, sub-division or reduction of capital by the Company, the number of Shares subject to any Option and the Subscription Price for each of those Shares, as well as the limitation in Rule 5, shall be adjusted in such manner as the Auditors confirm in writing to be fair and reasonable provided that the aggregate amount payable on the exercise of an Option in full is not increased or decreased.

10.         Manner of Exercise of Options

10.1. No Option may be exercised at any time when the shares which may be thereby acquired are not Shares as defined in Rule 1.

10.2. An Option shall be exercised by the Option holder, or as the case may be his personal representatives, giving notice to the Company in writing of the number of Shares in respect of which he wishes to exercise the Option accompanied by the appropriate payment and the relevant option certificate and shall be effective on the date of its receipt by the Company.

10.3. Subject to Rule 10.4, payment must be made in the currency in which the Subscription Price is denominated.

10.4. If payment must be made in United States dollars, but the Subscription Price in dollars when converted to sterling at the date of receipt of the payment by the Company is less than the nominal value of a Share, then the Option holder shall be required to make a further payment in dollars to the Company forthwith in an amount equal to such difference per Share calculated in dollars, multiplied by the number of Shares in relation to which he has exercised his Option.

10.5. Shares shall be allotted and issued pursuant to a notice of exercise within 30 days of the date of exercise, provided that the Board may elect to allot the


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            Shares to an American Depository Bank which would be required to issue an equivalent number of American Depository Shares to the Option holder (or as the case may be his personal representatives). Save for any rights determined by reference to a date preceding the date of allotment, such Shares shall rank pari passu with the other shares of the same class in issue at the date of allotment.

11.         Amendment of the Scheme

The Board has complete and exclusive power to amend or modify the Scheme (or any component thereof) in any or all respects whatsoever, including but not limited to the power to adopt a sub-scheme of the Scheme which would be capable of approval as an approved share option scheme within the meaning of the United Kingdom Income and Corporation Taxes Act 1988. However, no such amendment or modification shall adversely affect rights and obligations with respect to Options then outstanding under the Scheme, unless the holders of Options consent to such amendments. In addition, the Board may not, without the approval of the Company in general meeting, amend the Scheme to (i) increase the maximum number of Shares referred to in Rule 6 (ii) materially modify the eligibility requirements for participation in the Scheme to the advantage of participants or
(iii) materially increase the benefits accruing to participants in the Scheme.

12.         Availability of Shares

The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent still possible of all Options which have neither lapsed nor been fully exercised, taking account of any other obligations of the Company to issue unissued Shares.

13.         Term of Scheme

The Board may, at any time, suspend or terminate the operation of the Scheme. However, the Scheme shall, in any event, terminate on the date ten years after the


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Adoption Date, provided that all Options outstanding as at that date shall continue in effect thereafter in accordance with the terms on which such Options were granted.


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

VERSION 2

                             [NON-STATUTORY OPTION]

           OPTION CERTIFICATE RECORDING THE GRANT OF A NON-STATUTORY
                 OPTION UNDER THE OXFORD GLYCOSYSTEMS GROUP PLC
                            1994 SHARE OPTION SCHEME

1. This is to certify that the Committee appointed by the Board of Oxford GlycoSystems Group PLC ("the Company") to administer the Company's 1994 Share Option Scheme has granted an Option to ________________ ("the Option Holder") on the ____ day of _______ to
            subscribe for _________ Shares of _______ each in the Company at a Subscription Price of ___________ per Share subject to the terms of the Company's 1994 Share Option Scheme ("the Scheme").

2.          The Option is to be a Non-Statutory Option.

3. The Option may, if it has not lapsed pursuant to the terms of the Scheme, be exercised in whole or in part at any time following the earliest of the following events:

3.1 as to 20% of the Shares over which the Option was granted, the first anniversary of the Date of Grant;

3.2 as to a further 20% of the Shares over which the Option was granted, the second anniversary of the Date of Grant;

3.3 as to a further 20% of the Shares over which the Option was granted, the third anniversary of the Date of Grant;

3.4 as to a further 20% of the Shares over which the Option was granted, the fourth anniversary of the Date of Grant;

3.5 as to the final 20% of the Shares over which the Option was granted, the fifth anniversary of the Date of Grant,

            provided that the Option will not become exercisable in respect of a further percentage of Shares after (i) either the Option Holder or the Company or any Associated Company gives notice to the other to terminate the Option Holder's employment, directorship on consultancy with the Company or any Associated Company or (ii) the Company passes a resolution for a voluntary winding-up.

4. The maximum term of the Option will be [insert number of years subject to a maximum of ten].

5. The Option may not be transferred, assigned or charged and any purported transfer, assignment or charge will cause the Option to lapse forthwith.

6. This Certificate must be surrendered on the exercise in whole or in part of the Option.

THE COMMON SEAL of                     }
Oxford GlycoSystems Group PLC          }
was hereunto affixed in the            }
presence of:                           }

________________________
Director

________________________
Director/Secretary

VERSION 2

                               [INCENTIVE OPTION]

             OPTION CERTIFICATE RECORDING THE GRANT OF AN INCENTIVE
                 OPTION UNDER THE OXFORD GLYCOSYSTEMS GROUP PLC
                            1994 SHARE OPTION SCHEME

1. This is to certify that the Committee appointed by the Board of Oxford GlycoSystems Group PLC ("the Company") to administer the Company's 1994 Share Option Scheme has granted an Option to ________________ ("the Option Holder") on the _____ day of ________
            to subscribe for _________ Shares of ________ each in the Company at a Subscription Price of (pound)/$________ per Share subject to the terms of the Company's 1994 Share Option Scheme ("the Scheme").

2.          The Option is intended to qualify as an Incentive Option pursuant to section 422 of the Internal Revenue Code of 1986, as amended.

3. The Option may, if it has not lapsed pursuant to the terms of the Scheme, be exercised in whole or in part at any time following the earliest of the following events:

3.1 as to 20% of the Shares over which the Option was granted, the first anniversary of the Date of Grant;

3.2 as to a further 20% of the Shares over which the Option was granted, the second anniversary of the Date of Grant;

3.3 as to a further 20% of the Shares over which the Option was granted, the third anniversary of the Date of Grant;

3.4 as to a further 20% of the Shares over which the Option was granted, the fourth anniversary of the Date of Grant;

3.5 as to the final 20% of the Shares over which the Option was granted, the fifth anniversary of the Date of Grant,

            provided that the Option will not become exercisable in respect of a further percentage of Shares after (i) either the Option Holder or the Company or any Associated Company gives notice to the other to terminate the Option Holder's employment, directorship or consultancy with the Company or any Associated Company or (ii) the Company passes a resolution for a voluntary winding-up.

4. The maximum term of the Option will be [insert number of years subject to a maximum of ten].

5. The Option may not be transferred, assigned or charged and any purported transfer, assignment or charge will cause the Option to lapse forthwith.

6. This Certificate must be surrendered on the exercise in whole or in part of the Option.

7. The terms of the Scheme permit the Option to be exercised during periods of 6 or (in some cases) 24 months after the Option Holder ceases to be an employee of the Company or any of its Associated Companies in certain specified circumstances such as death, disability or redundancy. It should be noted however that, if the Option is to be treated for US income tax purposes as an Incentive Option at the time of exercise, it must be exercised:

            o within 12 months at the latest in the case of a disability termination; and

            o within 3 months in any other case where the employment comes to an end.

            Thus, where the terms of Scheme permit exercise over a longer period following the termination of employment, the above periods should be observed if the Option is to retain its status as an Incentive Option. If however the terms of the 1994 Scheme provide for the Option to lapse immediately on the termination of employment (as


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

            Under Rule 7.2.4) those terms will prevail and the Option Holder will not be able to exercise the Option during a 3 month period after termination.

THE COMMON SEAL of                    }
Oxford GlycoSystems Group PLC         }
was hereunto affixed in the           }
presence of:                          }


_________________________
Director


_________________________
Director/Secretary


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